Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Greg Nikkel — 713.265.1358
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WMI #07-14
Waste Management Announces Third Quarter 2007 Earnings
Company Generates Cash from Operations of $771 Million in Third Quarter 2007
And Raises Full-Year Free Cash Flow Guidance
Income from Operations as a Percent of Revenue Expands
HOUSTON — October 26, 2007 — Waste Management, Inc. (NYSE: WMI) today announced financial results for its third quarter ended September 30, 2007. Revenues for the quarter were $3.40 billion as compared with $3.44 billion in the year ago period. Net income for the quarter was $278 million, or $0.54 per diluted share, compared with $300 million, or $0.55 per diluted share, in the prior year period.
The Company noted a $16 million after-tax decrease, or approximately $0.03 per diluted share, in the current quarter’s net income related primarily to the cost of the labor disruption in the Oakland, California area.
Income from operations as a percent of revenue was 16.6% in the third quarter of 2007. Income from operations as a percent of revenue, as adjusted for the item noted above, was 17.4% in the current year’s quarter.(a)
“The Company overcame a number of challenges during the third quarter of 2007. We successfully responded to the labor disruption in Oakland, but at a cost of $0.03 per diluted share. We also saw a sharp run-up in crude oil prices, which eliminated our expected earnings per diluted share benefit from Section 45K tax credits in the quarter. We had expected to receive a $0.02 per share benefit coming into the third quarter. I would note that the $0.55 per diluted share earnings in the third quarter of 2006 included a $0.05 per diluted share benefit from Section 45K tax credits,” said David P. Steiner, Chief Executive Officer of Waste Management.
“As compared to our expectations for the quarter, third party volumes were weaker than we anticipated. Our earnings were also below the expectations that we had entering the quarter. But we don’t believe that the 5.0% reduction in volumes in the third quarter was the primary driver of that result. There are certain types of costs, such as health and welfare, litigation settlement costs and bad debt expense, that tend to be uneven through the year. The fluctuation in these costs and Section 45K tax credits were benefits in the first and second quarter of the year, and worked against us in the third quarter. These items were the primary reason earnings did not meet our expectations for the third quarter.”
“Despite these challenges, we expanded our operating margins and generated very strong free cash flow, which was $1.36 billion for the first nine months of the year. Because of this, we are raising our free cash flow projection for the full-year to approximately $1.5 billion, which is $100 million above the high end of our previously projected range.(a) Our internal revenue growth due to yield on base business was strong at 3.3% and, on a year-over-year basis, we lowered operating costs as a percent of revenue for the ninth consecutive quarter. These accomplishments are evidence of the success of our pricing and operational excellence programs.
“Our collection line of business continues to perform very well despite lower volumes. The combined internal revenue growth from yield in our commercial, industrial and residential lines of business was 4.5%. The driving factor behind this was internal revenue growth from yield in our commercial collection line of business of 6.0% in the quarter, which is the highest level we have achieved in the recent past. The volume loss in our collection business was 5.4% and was driven in part by our strategy to review low margin accounts and either increase prices or cull those accounts. Our collection volumes were also impacted by lower roll-off activity related mainly to the downturn in residential construction. Our ability to flex down costs as we have lost volumes, combined with the success of our pricing program, led to a 14% growth in income from operations in our collection business.”
Steiner continued, “Internal revenue growth from volumes was a decrease of 4.5% at our landfills due mainly to the decline in third party construction and demolition tons, which is largely a result of the weakness in residential construction. We did achieve positive internal revenue growth from yield at our landfills and transfer stations during the third quarter of 2007, marking the ninth consecutive quarter in which we have shown year-over-year improvement.”
Steiner also highlighted the Company’s strong cash position: “We generated $771 million in net cash provided by operating activities and $550 million in free cash flow during this year’s third quarter, bringing our free cash flow total to $1.36 billion for the first nine months of 2007.(a) We returned $499 million in cash to our shareholders during the third quarter in the form of share repurchases and our quarterly cash dividend payment and remain on track to return nearly $1.8 billion to our shareholders for the full-year. Although we expect sequential capital expenditures to increase during the fourth quarter, we now project that free cash flow will be approximately $1.5 billion for the full-year 2007.”(a)
Key Highlights for the Quarter
•	Internal revenue growth on base business due to yield was an increase of 3.3%.

•	Including the positive impact of higher recycling commodity prices, internal revenue growth from yield was 5.6%.

•	Net cash provided by operating activities of $771 million in the third quarter. For the nine-month period, net cash provided by operating activities was $1.85 billion.

•	Free cash flow of $550 million. For the nine-month period, free cash flow was $1.36 billion.(a)

•	$499 million returned to shareholders in the third quarter, consisting of $123 million in cash dividends and $376 million in common stock repurchases. During the first nine-months of 2007, over $1.4 billion in cash was returned to shareholders.

•	Operating expenses declined by $38 million, or approximately 1.7%, to $2.14 billion in the third quarter of 2007. Excluding the pre-tax $24 million impact of the California labor disruption costs, operating expenses declined by $62 million, or approximately 2.8%. On the same basis, operating expenses as a percent of revenue fell to 62.3% during the current year quarter, which is a 110 basis point improvement compared with the same quarter in 2006.(a)

•	Divestitures net of acquisitions caused a 2.0% decline in revenues in the quarter and foreign currency translation caused a 0.4% increase in revenues.

•	Lower fuel surcharge revenue caused a 0.1% decline in internal revenue growth.

•	Internal revenue growth reflected a decline of 5.0% due to lower volumes. The volume component included a 5.4% reduction in collection revenues and a 4.5% reduction in third party landfill revenue.

•	Revenue decreased $38 million in the third quarter of this year. Adjusting for the $80 million in divested revenues, revenues would have increased $42 million, or about 1.2%.(a)

•	Capital expenditures of $240 million in the third quarter. For the nine-month period, capital expenditures totaled $721 million.

•	The effective tax rate in the third quarter of 2007 was 36.2%. This is higher than the 34% rate projected in the Company’s second quarter 2007 earnings release due to higher taxes as a result of the increase in the estimated phase-out of Section 45K tax credits partially offset by $14 million in tax benefits resulting primarily from adjustments required for the finalization of our 2006 tax returns. At the end of the second quarter, the Company estimated the full year phase-out of its Section 45K tax credits to be 29%. At the end of the third quarter, the estimated full-year phase-out increased to 52%. Consequently, earnings per share did not benefit from Section 45K tax credits in the third quarter of 2007. This compares with a benefit of $0.05 per diluted share from Section 45K tax credits during the third quarter of 2006. Given our outlook for crude oil prices for the full-year 2007, the Company would not expect to record any earnings per diluted share benefit from Section 45K tax credits during the fourth quarter of 2007. The full year outlook projected in the Company’s second quarter 2007 earnings release had assumed a $0.04 benefit for the second half of the year, consisting of a $0.02 benefit in each of the third and fourth quarters.
Steiner concluded, “Our collection and recycling businesses continue to grow income from operations at double digit rates, and we will continue to follow our strategy of pricing work to generate acceptable margins and returns on our business. We are meeting our expectations with regard to our pricing program and continue to produce a positive price-volume trade-off in our collection business. We remain committed to this approach and expect it to continue to drive earnings growth and margin expansion. As we have done in the collection line of business, we intend to follow a disciplined approach to landfill pricing and to pursue cost cutting at our landfills to offset the earnings impact of the loss in volumes.
“In looking at our full year 2007 earnings projections, the previously projected range of $2.07 to $2.11 per diluted share included a Section 45K tax credit benefit of $0.04 per diluted share in the second half of the year. We no longer expect to receive that $0.04 per diluted share benefit. After reducing the range by this $0.04 per diluted share non-operational tax item, we are confident we can meet the revised 2007 full-year earnings projection. And we have raised our full-year free cash flow by $100 million over the high end of our previously projected range of $1.3 billion to $1.4 billion.” (a)

(a)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and (ii) financial measures the Company uses in the management of its business. GAAP measures that have been adjusted to exclude the impact of certain unusual, non-recurring or otherwise non-operational items include:
•	Income from operations as a percentage of revenue;

•	Revenue and comparative changes in revenue;

•	Operating expenses, operating expenses as a percentage of revenue and comparative changes in these measures; and

•	Projected earnings per diluted share.
The Company also discusses free cash flow and projected free cash flow, which are non-GAAP measures, because it believes that investors are interested in the cash produced by the Company from non-financing activities that is available for uses such as the Company’s acquisitions, its share repurchase program, its scheduled debt reduction and the payment of dividends. The Company defines free cash flow as:
•	Net cash provided by operating activities

•	Less, capital expenditures

•	Plus, proceeds from divestitures of businesses, net of cash divested, and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

Except for projected earnings per diluted share, discussed below, the quantitative reconciliations of each of the non-GAAP measures presented herein to the most comparable GAAP measures are included in the accompanying schedules. Investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company’s full year projection of adjusted earnings of $2.07 to $2.11 per diluted share given in its second quarter 2007 earnings release excluded (i) the first quarter 2007 impact of restructuring charges of $6 million after tax; (ii) the 2007 year-to-date impact of $54 million associated with income tax benefits; (iii) the second quarter net $18 million in after-tax gains from the divestiture of certain operations; and (iv) the 2007 year-to-date impact of $18 million after tax associated with the labor disruptions in California; but did not exclude an expected benefit of $0.02 per share from Section 45K tax credits in each of the third and fourth quarters of 2007. No such benefit was realized in the third quarter and, given the uncertainty of crude oil prices, the Company has excluded the effects that Section 45K tax credits may have on the remainder of the year from its projection, thus reducing the $2.07 to $2.11 estimate by $0.04 per diluted share.

GAAP net earnings per diluted share for the fourth quarter of the year may include restructuring charges, asset impairment and unusual items charges, gains or losses from divestitures, the resolution of income tax items, and other items that are not currently determinable, but may be significant, such as the financial impact of the labor action in the Los Angeles, California area. Our current full year 2007 projection excludes the impact of any such items that may occur. GAAP net earnings per diluted share projected for the full year would require inclusion of the projected impact of any such items. Due to the uncertainty of the occurrence of any such items, as well as their amount and timing, we do not believe we have the information available to provide projected full year GAAP net earnings per diluted share and the quantitative reconciliation to our current adjusted earning per diluted share projection.
The Company has scheduled an investor and analyst conference call for later this morning to discuss the results of today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. The call will begin at 10:00 a.m. Eastern time and is open to the public. To listen to the conference call, which will be broadcast live over the Internet, go to the Waste Management Website at http://www.wm.com, and select “3Q2007 Earnings Report Webcast.” You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 16948617.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. For those unable to listen to the live call, a replay will be available 24 hours a day beginning at approximately 1:00 p.m. Eastern time on October 26 through 5:00 p.m. Eastern time on November 9th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter reservation code 16948617.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements.” The forward-looking statements that the Company makes are the Company’s expectations, opinion, view or belief at the point in time of issuance but may change at some future point in time. By issuing estimates or making statements based on current expectations, opinions, views or beliefs, the Company has no obligation, and is not undertaking any obligation, to update such estimates or statements or to provide any other information relating to such estimates or statements. Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2007 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on any forward-looking statements, which speak only as of their dates. The following are some of the risks that we face:
•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our yield on base business;

•	we may be unable to maintain or expand margins if we are unable to control costs;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including pricing increases; passing on increased costs to our customers; reducing costs due to our operational improvement programs; and divesting under-performing assets and purchasing accretive businesses, any of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and extremely harsh weather or natural disasters may cause us to temporarily shut down operations;

•	inflation and resulting higher interest rates as well as other general and local economic conditions may negatively affect the volumes of waste generated, our financing costs and other expenses;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations, including regulations to limit greenhouse gas emissions, may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenues;

•	fuel price increases or fuel supply shortages may increase our expenses, including our tax expense if Section 45K credits are phased out due to continued high crude oil prices, or restrict our ability to operate;

•	increased costs to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuating commodity prices may have negative effects on our operating revenues and expenses;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have been chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems may decrease our efficiencies and increase our costs to operate;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations; and

•	we may reduce or eliminate our dividend or share repurchase program or we may need to raise additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and we may not be able to obtain any needed capital on acceptable terms.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2007	2006
Operating revenues	$3,403	$3,441

Costs and expenses:
Operating	2,143	2,181
Selling, general and administrative	365	344
Depreciation and amortization	331	340
Restructuring	—	—
(Income) expense from divestitures, asset impairments and unusual items	(1)	19

	2,838	2,884

Income from operations	565	557

Other income (expense):
Interest expense	(128)	(138)
Interest income	10	24
Equity in net earnings (losses) of unconsolidated entities	1	(20)
Minority interest	(12)	(11)
Other, net	—	1

	(129)	(144)

Income before income taxes	436	413
Provision for income taxes	158	113

Net income	$278	$300

Basic earnings per common share	$0.54	$0.56

Diluted earnings per common share	$0.54	$0.55

Basic common shares outstanding	515.9	537.0

Diluted common shares outstanding	520.1	541.5

Cash dividends declared per common share	$0.24	$0.22

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended September 30,
	2007	2006
EPS Calculation:

Net income	$278	$300

Number of common shares outstanding at end of period	509.8	534.5
Effect of using weighted average common shares outstanding	6.1	2.5

Weighted average basic common shares outstanding	515.9	537.0
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.2	4.5

Weighted average diluted common shares outstanding	520.1	541.5

Basic earnings per common share	$0.54	$0.56

Diluted earnings per common share	$0.54	$0.55

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Operating revenues	$9,949	$10,080

Costs and expenses:
Operating	6,269	6,480
Selling, general and administrative	1,061	1,040
Depreciation and amortization	963	1,013
Restructuring	10	—
(Income) expense from divestitures, asset impairments and unusual items	(33)	(10)

	8,270	8,523

Income from operations	1,679	1,557

Other income (expense):
Interest expense	(395)	(412)
Interest income	39	53
Equity in net losses of unconsolidated entities	(45)	(18)
Minority interest	(33)	(33)
Other, net	2	2

	(432)	(408)

Income before income taxes	1,247	1,149
Provision for income taxes	393	246

Net income	$854	$903

Basic earnings per common share	$1.64	$1.66

Diluted earnings per common share	$1.62	$1.65

Basic common shares outstanding	521.4	542.5

Diluted common shares outstanding	526.0	547.8

Cash dividends declared per common share (1st quarter 2006 dividend of $0.22 per share declared in December 2005, paid in March 2006)	$0.72	$0.44

Note:	Provision for income taxes and net income for the quarter ended March 31, 2007 have been adjusted for the effects of our retrospective application of Financial Accounting Standard Board Staff Position (“FSP”) No. FIN 48-1, Definition of Settlement in FASB Interpretation No. 48.
(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
EPS Calculation:

Net income	$854	$903

Number of common shares outstanding at end of period	509.8	534.5
Effect of using weighted average common shares outstanding	11.6	8.0

Weighted average basic common shares outstanding	521.4	542.5
Dilutive effect of equity-based compensation awards, warrants and other contingently issuable shares	4.6	5.3

Weighted average diluted common shares outstanding	526.0	547.8

Basic earnings per common share	$1.64	$1.66

Diluted earnings per common share	$1.62	$1.65

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$537	$614
Receivables, net	1,895	1,858
Other	429	710

Total current assets	2,861	3,182

Property and equipment, net	11,162	11,179
Goodwill	5,400	5,292
Other intangible assets, net	128	121
Other assets	724	826

Total assets	$20,275	$20,600

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,259	$2,446
Current portion of long-term debt	481	822

Total current liabilities	2,740	3,268

Long-term debt, less current portion	7,797	7,495
Other liabilities	3,505	3,340

Total liabilities	14,042	14,103

Minority interest in subsidiaries and variable interest entities	301	275
Stockholders’ equity	5,932	6,222

Total liabilities and stockholders’ equity	$20,275	$20,600

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$854	$903
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	963	1,013
Other	64	(6)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(35)	(23)

Net cash provided by operating activities	1,846	1,887

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(86)	(32)
Capital expenditures	(721)	(846)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	235	198
Purchases of short-term investments	(1,221)	(2,381)
Proceeds from sales of short-term investments	1,288	2,355
Net receipts from restricted trust and escrow accounts, and other	98	115

Net cash used in investing activities	(407)	(591)

Cash flows from financing activities:
New borrowings	439	118
Debt repayments	(658)	(236)
Common stock repurchases	(1,059)	(934)
Cash dividends	(374)	(358)
Exercise of common stock options and warrants	137	219
Other, net	(4)	(25)

Net cash used in financing activities	(1,519)	(1,216)

Effect of exchange rate changes on cash and cash equivalents	3	—

Increase (decrease) in cash and cash equivalents	(77)	80
Cash and cash equivalents at beginning of period	614	666

Cash and cash equivalents at end of period	$537	$746

Note: Prior year information has been reclassified to conform to 2007 presentation.
(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Operating Revenues by Lines of Business

Collection	$2,210	$2,193	$2,251
Landfill	789	791	838
Transfer	426	433	469
Wheelabrator	222	219	233
Recycling and other	339	317	278
Intercompany (a)	(583)	(595)	(628)

Operating revenues	$3,403	$3,358	$3,441

Internal Growth of Operating Revenues from Comparable Prior Periods

Average yield
Base business	3.3%	3.4%	3.6%
Yield changes due to recycling commodities	2.3%	2.2%	0.0%
Yield changes due to electricity (IPP), fuel surcharge and mandated fees	-0.1%	0.1%	1.0%

Total	5.5%	5.7%	4.6%
Volume	-5.0%	-4.4%	-1.8%

Internal revenue growth	0.5%	1.3%	2.8%

Acquisition Summary (b)

Gross annualized revenue acquired	$39	$44	$4

Total consideration	$44	$48	$3

Cash paid for acquisitions	$38	$44	$2

WMRA Segment Supplemental Data (c)

Operating revenues	$243	$225	$194

Operating expenses	$207	$189	$168

	Quarters Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Free Cash Flow Analysis (d)(e)

Net cash provided by operating activities	$771	$707	$1,846	$1,887
Capital expenditures	(240)	(319)	(721)	(846)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	19	43	235	198

Free cash flow	$550	$431	$1,360	$1,239

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(c)	Information provided is after the elimination of intercompany revenues and related expenses.

(d)	Prior year information has been reclassified to conform to 2007 presentation.

(e)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.
(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	September 30,	June 30,	September 30,
	2007	2007	2006
Balance Sheet Data

Cash, cash equivalents and short-term investments available for use (a)	$654	$694	$1,078

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$8,278	$8,249	$8,642
Total equity	5,932	6,070	6,160

Total capital	$14,210	$14,319	$14,802

Debt-to-total capital	58.3%	57.6%	58.4%

Capitalized interest	$6	$6	$5

Other Operational Data

Internalization of waste, based on disposal costs	66.5%	67.1%	67.0%

Total landfill disposal volumes (tons in millions)	29.5	29.6	32.8
Total waste-to-energy disposal volumes (tons in millions)	1.7	1.8	2.1

Total disposal volumes (tons in millions)	31.2	31.4	34.9

Active landfills	279	279	286

Landfills reporting volume	261	262	267

Amortization and SFAS No. 143 Expenses for Landfills Included in Operating Groups (b)
Non — SFAS No. 143 amortization expense	$102.1	$102.0	$106.2
Amortization expense related to SFAS No. 143 obligations	21.1	16.8	18.4

Total amortization expense (c)	123.2	118.8	124.6
Accretion and other related expense	15.8	15.2	13.7

Landfill amortization, accretion and other related expense	$139.0	$134.0	$138.3

(a)	The quarters ended September 30, 2007, June 30, 2007,and September 30, 2006 include short-term investments available for use of $117 million, $124 million, and $332 million, respectively.

(b)	Prior period amounts have been revised to exclude amounts from closed landfills not included in our Operating groups.

(c)	The sequential increase in amortization expense is primarily related to an increase in estimates of capping costs.
(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

Quarter Ended September 30,
Adjusted Income from Operations as a percent of Revenue	2007
As reported:
Operating revenues	$3,403
Income from operations	$565

Income from Operations as a percent of Revenue	16.6%

Adjustments for Labor disruption costs:
Operating revenues	$1
Income from operations	$26

As adjusted:
Operating revenues	$3,404
Income from operations	$591

Adjusted Income from Operations as a percent of Revenue	17.4%

Adjusted Revenues and Comparative Changes in Revenues

Operating revenues, as reported:
Quarter ended September 30, 2006	$3,441
Quarter ended September 30, 2007	$3,403

Decline in Operating revenues, as reported	($38) or -1.1%

Adjustments to 2007 Operating revenues:
Divested revenues	$80

Operating revenues, as adjusted
Quarter ended September 30, 2006	$3,441
Quarter ended September 30, 2007	$3,483

Increase in Operating revenues, as adjusted	$42 or 1.2%

	Quarters Ended
	September 30,
Adjusted Operating Expenses as a percent of Revenue	2007	2006
As reported:
Operating revenues	$3,403	$3,441
Operating expenses (a)	$2,143	$2,181

Adjustments for Labor disruption costs:
Operating revenues	$1	$—
Operating expenses	$24	$—

As adjusted:
Operating revenues	$3,404	$3,441
Operating expenses (b)	$2,119	$2,181

Adjusted Operating Expenses as a percent of Revenue (c)	62.3%	63.4%

(a)	Operating expenses, as reported, decreased $38 million or approximately 1.7%.

(b)	Operating expenses, as adjusted, decreased $62 million or approximately 2.8%.

(c)	Decrease in Operating Expenses as a percent of Revenue, as adjusted, of 110 basis points.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended
	September 30,
Adjusted Diluted Earnings Per Share (a)	2007	2006
Diluted Earnings Per Share, as reported	$0.54	$0.55

Adjustments:
(Income) expense from divestitures, asset impairments and unusual items	—	0.03
Tax items	(0.03)	(0.03)
Labor disruptions	0.03	—

Diluted Earnings Per Share, as adjusted	$0.54	$0.55

Additional adjustment:
Section 45K tax credit impact	—	(0.05)

Diluted Earnings Per Share, as further adjusted	$0.54	$0.50

Projected Full Year 2007 Free Cash Flow Reconciliation Scenario (b)

Net cash provided by operating activities	$2,500
Capital expenditures	(1,250)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	250

Free cash flow	$1,500

(a)	The non-GAAP measure of adjusted diluted earnings per share has not been disclosed in this press release. However, management of the Company believes that providing investors with the year-over- year comparison of diluted earnings per share, as adjusted for the significant non-operational items noted, assists in an understanding of the Company’s current period performance.

(b)	The table above illustrates a scenario that would result in free cash flow meeting our free cash flow projection. The amounts used in the reconciliation are not necessarily indicative of our expectations for those amounts.
(10)

Waste Management, Inc.
Actual/Estimated Diluted Earnings Per Share Impact from Section 45K Credits and Synthetic Fuel Production Facilities
(Unaudited)

	2007
	First	Second	Third		Fourth
	Quarter	Quarter	Quarter		Quarter
Estimated earnings impact as of June 30, 2007 - Assumed estimated phase-out of 29%	$0.02	$0.03	$0.02	(a)	$0.02	(a)

Updated estimated earnings impact as of October 24, 2007 - Assumed estimated phase-out of 62%	$0.02	$0.03	$—	(b)	$—	(a)

(a)	Forecasted as of the date indicated.

(b)	Includes a $0.01 per share reduction in benefit attributable to the quarter ended March 31, 2007 and a $0.01 per share reduction in benefit attributable to the quarter ended June 30, 2007.

(11)